Exhibit 99.1

GTSI Pays Off Subordinated Debt

CHANTILLY, VA. — February 27, 2008 — GTSI Corp.® (NASDAQ: GTSI), an enterprise solutions and services provider to government, today announced that it has paid in full a subordinated secured term loan agreement with Crystal Capital. The $10 million interest only loan was executed on June 2, 2006 as part of the closing terms for GTSI’s credit agreement. During 2007 GTSI paid greater than $1 million of interest on this debt.

“The decision to retire this debt out of operating cash flow indicates that GTSI enjoys a strong balance sheet resulting from our enhanced business focus on delivering strategic enterprise infrastructure technology solutions and professional services to our customers,” said Jim Leto, GTSI’s Chief Executive Officer. “We appreciate Crystal Capital’s support over the past couple of years and are excited about the future opportunities for GTSI. As a result of this action, GTSI has no outstanding debt and will continue to drive margin expansion and reduce operating expenses.”

About GTSI Corp.
GTSI Corp. is the first information technology solutions provider offering a Technology Lifecycle Management (TLM) approach to IT infrastructure solutions delivered through industry-leading professional and financial services.  GTSI employs a proactive, strategic methodology that streamlines technology lifecycle management, from initial assessment to acquisition, implementation, refresh, and disposal.  TLM allows government agencies to implement solutions of national and local significance quickly and cost-effectively. GTSI’s certified engineers and project managers leverage strategic partnerships with technology innovators. These experts use proven, repeatable processes to design, deploy, manage, and support simple to complex solutions, to meet governments’ current and future requirements and business objectives. GTSI is headquartered in Northern Virginia, outside of Washington, D.C. Further information about the Company is available at www.GTSI.com/About.

GTSI Contacts:
Paul Liberty
703.502.2540
paul.liberty@gtsi.com

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